Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FIRST QUARTER 2014 RESULTS

FORT WORTH, Texas – April 24, 2014 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2014.

FIRST QUARTER 2014 HIGHLIGHTS

Revenue rose 9% to $336.8 million in the first quarter of 2014 from $308.0 million in the fourth quarter of 2013 and increased 11% from $304.4 million in the first quarter of 2013.

Basic reported a net loss of $1.9 million, or $0.05 per basic and diluted share, for the first quarter of 2014, compared to a net loss of $7.4 million, or $0.18 per basic and diluted share, reported in the fourth quarter of 2013.  In the first quarter of 2013, Basic reported a net loss of $8.8 million, or $0.22 per basic and diluted share.

Adjusted EBITDA increased 10% to $65.4 million, or 19% of revenue, in the first quarter of 2014 compared to $59.5 million, or 19% of revenue, in the fourth quarter of 2013.  In the first quarter of 2013, Basic generated Adjusted EBITDA of $51.5 million, or 17% of revenue.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Roe Patterson, Basic's President and Chief Executive Officer, stated, "Our first quarter results continued to benefit from the strong activity that began in the fourth quarter of 2013.  Healthy oil prices, and relatively stable natural gas prices, drove demand for our services across our footprint. Nowhere was this impact more prevalent than in the Permian Basin, where oil directed drilling rig counts rose significantly during the first quarter.

“Overall, our activity levels continued to gain momentum as the first quarter progressed. The adverse winter weather conditions experienced earlier in the quarter subsided and we experienced higher utilization rates in late February and March. In particular, our completion and remedial services segment, especially stimulation services, showed marked improvement as we experienced a busy calendar of activity during March.

"Our first quarter segment profit margin continued to benefit from the cost reduction initiatives we put in place in early 2013, slightly offset by the annual reset of payroll taxes at the beginning of the year. Pricing across our service lines remained stable during the first quarter, and we offset some wage increases by raising prices in certain lines of business in our busier markets. Excess service capacity is still an issue in most areas. We remain cautiously optimistic that as activity levels continue to improve throughout 2014 and into 2015, improving utilization rates will create an environment where prices can move higher.

"We expect our second quarter revenue to be up 5% to 6% sequentially as we anticipate demand for our services to benefit from increased customer spending aided by better weather and longer daylight hours.  Segment profit margins will benefit from increased revenue levels and we would expect that our well servicing and fluid services margins would return to levels we achieved in the third quarter of 2013 or higher, as the impact of the payroll tax reset subsides after the first quarter. With the improving completions environment, we would expect our completion and remedial services margins to continue to improve as we go through 2014.

“Our previously announced capital budget for 2014 was $215 million, with approximately $85 million dedicated mainly to expansion of our fluid services and completion and remedial services business lines. We will dedicate most of the approximately $19 million we received in the first quarter from the sale of our inland workover barges for additional expansion projects in 2014, resulting in a revised 2014 capital expenditure budget and expansion portion of $234 million and $104 million, respectively.”

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue rose 11% to $137.5 million in the first quarter of 2014 from $123.4 million in the prior quarter.  The sequential increase in revenue was mainly due to increased activity levels for pressure pumping and coiled tubing services, as well as improvements due to seasonal factors. In the first quarter of 2013, this segment generated $118.4 million in revenue.

Segment profit in the first quarter of 2014 increased to $51.0 million compared to $43.7 million in the prior quarter.  Segment margin for the first quarter of 2014 was 37%, rising from 35% in the prior quarter. The sequential increase was due to higher utilization for our pumping services and coiled tubing operations.  In addition, we were able to realize slight rate increases for stimulation services which allowed us to recoup operating expense increases. During the first quarter of 2013, segment profit was $39.4 million, or 33% of revenue.

As of March 31, 2014, Basic had approximately 301,000 hydraulic horsepower (hhp), increasing from 297,000 hhp at the end of the previous quarter and up slightly from 292,000 hhp as of March 31, 2013.

Well Servicing

Well servicing revenues grew 11% to $92.9 million during the first quarter of 2014 compared to $84.0 million in the prior quarter, primarily attributable to the uptick in activity levels in the Permian Basin and Mid-Continent as well as improvements due to seasonal factors. In the first quarter of 2013, well servicing revenues were $87.7 million.  Revenues from the Taylor manufacturing operations were $2.2 million in the first quarter of 2014, declining from $3.4 million in the fourth quarter of 2013 and $3.7 million in the first quarter of 2013.

At March 31, 2014, the well servicing rig count was 421, down from 425 at the end of the prior quarter.  The weighted average number of well servicing rigs was 425 during the first quarter of 2014, flat with the fourth quarter of 2013 and the first quarter of 2013.  Rig hours increased 9% to 217,400 in the first quarter of 2014, compared to 199,400 in the previous quarter, and rose 3% from 210,800 in the comparable quarter of last year. Rig utilization was 73% in the first quarter of 2014, compared to 66% in the prior quarter and 69% in the first quarter of 2013.

Excluding revenues associated with the Taylor manufacturing operations, revenue per rig hour was $417 in the first quarter of 2014, rising 3% from $404 in the fourth quarter 2013 and up 5% from $399 in the first quarter of 2013. Revenues per rig hour increased due to higher levels of barge rig activity in the first quarter of 2014, as well as pricing increases in certain geographic areas.

Segment profit in the first quarter of 2014 rose to $23.2 million from $22.5 million in the prior quarter and from $22.7 million in the same period in 2013.  Segment profit from the Taylor manufacturing operations was $134,000 in the first quarter of 2014 compared to $624,000 in the prior quarter and $516,000 in the first quarter of 2013.  In the first quarter of 2014, segment profit margins were 25%, declining from 27% in the prior quarter, mainly due to the annual reset of payroll taxes and an increase in insurance costs, and down from 26% in the first quarter of 2013. Excluding the Taylor manufacturing operations, segment profit margins were 25% in the first quarter of 2014, compared to 27% in the fourth quarter of 2013 and 26% in the first quarter of 2013.

At the end of the first quarter of 2014, we sold four inland barge workover rigs, and related equipment, for approximately $19 million. We expect that the divestiture of these assets will have negligible impact on revenue and earnings for 2014 as we deploy these proceeds into higher margin service lines.

Fluid Services

Fluid services revenue rose 6% to $92.8 million in the first quarter of 2014 from $87.8 million in the prior quarter.  The sequential increase in revenue was mainly due to increased utilization of hot oiling equipment and salt water disposals, as well as the contribution from additional equipment added during the quarter.  During the first quarter of 2013, this segment generated $84.3 million in revenue.

Truck hours rose 5% to 607,200 during the first quarter of 2014, up from 579,400 in the fourth quarter of 2013 and from 555,600 in the first quarter of 2013.  The weighted average number of fluid services trucks rose 2% to 1,006 during the first quarter of 2014, increasing by 20 trucks from the weighted average truck count of 986 during the fourth quarter of 2013.  The weighted average number of fluid services trucks was 963 in the first quarter of 2013.

The average revenue per fluid service truck increased 4% to $92,000 in the first quarter of 2014 from $89,000 in the fourth quarter of 2013. In the comparable quarter of 2013, average revenue per fluid truck was $88,000.  Average revenue per service truck rose due to an increase in truck utilization.

Segment profit in the first quarter of 2014 was $26.1 million, or 28% of revenue, compared to $25.5 million, or 29% of revenue, in the prior quarter and $26.5 million, or 31% of revenue, in the same period in 2013.  The sequential increase in segment profit was due to the increased utilization of our fleet, which was slightly offset by the annual reset of payroll taxes at the beginning of the year and increased insurance which resulted in a 160 basis point impact on segment margin.

Contract Drilling

Contract drilling revenue was $13.5 million during the first quarter of 2014, up 6% from $12.8 million in the prior quarter and down 3% from $14.0 million in the comparable quarter in 2013.   Basic operated 12 drilling rigs during the first quarter of 2014, the same number of rigs as in the previous quarter and in the first quarter of 2013.  Revenue per drilling day in the first quarter of 2014 was $16,500, rising slightly from $16,400 in the previous quarter and remaining flat with the first quarter of 2013.

Rig operating days during the first quarter of 2014 increased 5% to 821 compared to 781 days in the prior quarter, resulting in rig utilization of 76% during the first quarter of 2014 compared to 71% during the prior quarter. In the comparable period in 2013, rig operating days were 850, producing a utilization of 79%.

Segment profit in the first quarter of 2014 was $4.4 million, down slightly from $4.5 million in the prior quarter and $4.8 million in the first quarter of 2013.  Segment margin of 32% declined sequentially from 35% in the prior quarter due to higher repair and maintenance costs.   Last year in the comparable period, segment margin was 34%.

G&A Expense

General and administrative (“G&A”) expense in the first quarter of 2014 was $39.6 million, or 12% of revenue. The prior quarter’s G&A was $37.0 million, or 12% of revenue. The sequential increase was due mainly to the annual reset of payroll taxes and increased incentive compensation costs.. G&A expense was $42.0 million in the first quarter of 2013, or 14% of revenue. The year-over-year decline in G&A was due to the expense controls instituted during 2013 and lower bad debt expense.

Tax Benefit

Basic’s tax benefit for the first quarter of 2014 was $600,000, compared to a benefit of $4.6 million in the fourth quarter of 2013 and a benefit of $7.4 million in the first quarter of 2013.  The tax benefit in the first quarter of 2014 translated into an effective tax benefit rate of 24%, compared to the prior quarter’s effective tax benefit rate of 39% and the first quarter of 2013’s effective tax benefit rate of 46%. The lower benefit rate is due to the impact of permanent differences on a low pre-tax net loss amount.

Cash and Total Liquidity

On March 31, 2014, Basic had cash and cash equivalents of approximately $117 million, an increase from $112 million at December 31, 2013 and $81 million on March 31, 2013.  At the end of the first quarter of 2014, total liquidity was approximately $329 million, which included $212 million of availability under Basic’s $250 million revolving credit facility.

Capital Expenditures

Total capital expenditures during the first quarter of 2014, including capital leases of $3.9 million, were approximately $37.0 million, comprised of $16.9 million for expansion projects, $18.3 million for sustaining and replacement projects and $1.8 million for other projects.  Expansion capital spending included $11.3 million for the Completion and Remedial Services segment, $5.2 million for the Fluid Services segment and $400,000 for the Well Servicing segment.  Other capital expenditures are mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its first quarter 2014 results on Friday, April 25, 2014, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (480) 629-9692 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until May 9, 2014 and may be accessed by calling (303) 590-3030 and using the pass code 4676660#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Income Statement Data:	(Unaudited)	(Unaudited)
Revenues:
Completion and remedial services	$137,485	$118,361
Well servicing	92,912	87,675
Fluid services	92,835	84,330
Contract drilling	13,524	13,985
Total revenues	336,756	304,351
Expenses:
Completion and remedial services	86,480	79,008
Well servicing	69,759	65,002
Fluid services	66,782	57,874
Contract drilling	9,166	9,164
General and administrative (1)	39,559	41,957
Depreciation and amortization	51,705	49,781
(Gain)/loss on disposal of assets	(679)	1,089
Total expenses	322,772	303,875
Operating income	13,984	476
Other income (expense):
Interest expense	(16,859)	(16,808)
Interest income	13	17
Other income	366	162
Loss from continuing operations before income taxes	(2,496)	(16,153)
Income tax benefit	589	7,375
Net loss	$(1,907)	$(8,778)
Earnings per share of common stock:
Basic	$(0.05)	$(0.22)
Diluted	$(0.05)	$(0.22)

Other Financial Data:
EBITDA (2)	$66,055	$50,419
Adjusted EBITDA (2)	65,376	51,508
Capital expenditures:
Acquisitions, net of cash acquired	-	16,464
Property and equipment	33,106	39,873

	As of
	March 31, 2014	March 31, 2013

	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$116,627	$81,489
Net property and equipment	892,460	951,854
Total assets	1,525,015	1,573,959
Total long-term debt	840,143	847,297
Total stockholders' equity	344,123	364,899

	Three Months Ended March 31,		Three Months Ended December 31,
	2014	2013	2013
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	37.1%	33.2%	35.4%

Well Servicing
Weighted average number of rigs	425	425	425
Rig hours (000's)	217.4	210.8	199.4
Rig utilization rate	72.6%	69.4%	65.6%
Revenue per rig hour, excluding manufacturing	$417	$399	$404
Well servicing rig profit per rig hour	$106	$108	$113
Segment profits as a percent of revenue	24.9%	25.9%	26.8%

Fluid Services
Weighted average number of fluid service trucks	1,006	963	986
Truck hours (000's)	607.2	555.6	579.4
Revenue per fluid services truck (000's)	$92	$88	$89
Segment profits per fluid services truck (000's)	$26	$27	$26
Segment profits as a percent of revenue	28.1%	31.4%	29.0%

Contact Drilling
Weighted average number of rigs	12	12	12
Rig operating days	821	850	781
Revenue per day	$16,500	$16,500	$16,400
Drilling rig profit per day	$5,300	$5,700	$5,800
Segment profits as a percent of revenue	32.2%	34.5%	35.2%

(1)	Includes approximately $3,569,000 and $2,817,000 of non-cash compensation expense for the three months ended March 31, 2014 and 2013, respectively.

(2)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, and the gain or loss on disposal of assets, or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three Months Ended March 31,
	2014	2013
Reconciliation of Net Loss to EBITDA:	(Unaudited)
Net loss	$(1,907)	$(8,778)
Income tax benefit	(589)	(7,375)
Net interest expense	16,846	16,791
Depreciation and amortization	51,705	49,781
EBITDA	$66,055	$50,419

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets:

	Three Months Ended March 31,
	2014	2013
Reconciliation of Net Loss to Adjusted EBITDA:	(Unaudited)
Net loss	$(1,907)	$(8,778)
Income tax benefit	(589)	(7,375)
Net interest expense	16,846	16,791
Depreciation and amortization	51,705	49,781
Loss (gain) on disposal of assets	(679)	1,089
Adjusted EBITDA	$65,376	$51,508

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